Exhibit 10.42

Catalent Pharma Solutions Frankland Road, Blagrove, Swindon Wiltshire, SN5 8YS, United Kingdom tel +44 (0)1793 864000 fax +44 (0)1793 613394 www.catalent.com

June 18, 2013
Sharon Johnson

Dear Sharon,
This letter confirms the terms and conditions that apply to your international assignment relocation benefits. If you have any questions or concerns regarding this information, please reach out to Irene da Silva in Corporate Benefits at 732-537-4649 or via email at Irene.daSilva@Catalent.com.
PRE-ASSIGNMENT ADMINISTRATION

A.	Assignment Letter
The assignment letter will formally summarize the terms and conditions of the international assignment as outlined in the policy guidelines.
You will receive an assignment letter from your HR Business Partner that will be signed by you, your manager, and the Vice President, Human Resources for your business unit president prior to the pre-move visit.

B.	Passports, Visa, Work and/or Residence Permits
Costs associated with obtaining passports, Visas, Work and Residence Permits will be reimbursed by Catalent for you and your spouse.
However, it is your personal responsibility to make all necessary arrangements for obtaining a passport for each family member. It generally takes several weeks for a passport to be issued, so you should begin the process as soon as possible.
Each country has its own immigration laws that regulate the requirements for obtaining Visas, Work and Residence Permits. Your Visas are currently in progress with Dornbaum & Peregoy, LLC, our immigration attorneys.

PRE-ASSIGNMENT BENEFITS

A.	Pre-Move Visit
During your pre-move visit you will meet local management, assess the proposed assignment, become familiar with the host location, and locate housing.
Before accepting the assignment you and your spouse will take a trip to the host location. During the visit, Catalent will pay for an outside consultant to provide destination services to help you and your spouse find housing and familiarize you with the community in which you will live.
The pre-move visit should not exceed six (6) working days, and expenses for round trip economy airfare (if you want to upgrade flight accommodations, you will be responsible for the difference between the price of the economy accommodations and the desired flight accommodations), transportation, meals, and lodging will be reimbursed.
If you are not able to secure permanent housing accommodations during the pre-move visit, then you will have to continue the search for housing upon relocation to the host location.

B.	Assignment Orientation
During the assignment orientation your international assignment benefits, including compensation, expatriate allowances, relocation and taxes will be reviewed with you.

Prior to accepting the assignment, you and your spouse should have a one day orientation program which includes:a meeting with home country human resources to discuss compensation, benefits and expatriate allowances, in person, when feasible. Additionally, Catalent partners with Deloitte to manage the tax equalization and filing processes, and Cornerstone Relocation Group to administer the relocation policy benefits and manage the day-to-day requirements of your move. The responsible representatives from our partners will independently arrange a teleconference orientation briefing to discuss, respectively, the tax equalization policy and tax filing requirements, and review the relocation policy and address any questions regarding the actual move. It is recommended that both you and your spouse participate in these initial calls, when possible.

C.	Cultural Orientation
The cultural orientation will provide you and your spouse with a better understanding of the different culture in which you will be living.
A cultural 2 day orientation program will be provided for you and your spouse.
The program will address cultural differences, life-style adjustments, business etiquette, and other living issues that may impact you and your spouse.

D.	Relocation
A Miscellaneous Allowance equal to $10,000 (all taxes on this payment will be paid by you) will be provided and is intended to cover incidental expenses incurred during the move that are not covered by Relocation Policy, such as:

•	Laundry/dry cleaning, newspapers, movies

•	Driver’s license/automobile registration

•	Carpet and drapery purchase/installation

•	Pet shipment, shots, quarantine and boarding

•	Cable TV, satellite, phone and utility hook-up/installation
In addition, you are eligible for up to an additional $20,000 for miscellaneous expenses incurred above the $10,000 payment noted above. You will also be responsible for the taxes on these funds as they are used as well. You must submit receipts to Cornerstone as the expenses are incurred and they will reimburse you accordingly.
The relocation counselor will book your move with a mover who is best suited to provide you with quality service based on your location. Once the move is booked a representative will be contacting you to arrange for a pre-move survey.
The following expenses and services are covered:

•	Packing and unpacking of ordinary household goods.

•	Shipping of all goods normally associated with a household.

•	Reasonable and normal crating costs may be covered for ordinary household goods as recommended by the movers.

•	Disconnection and reconnection of usual household appliances. (Does not include the installation of a gas line or electrical outlet where one is not already present.)

•	Pick-up of packing materials in new location, within a reasonable amount of time.
This is not an all-inclusive list, you should discuss any questions with your relocation services consultant.

E.	Destination Services
You and your husband will have access to destinations services paid by the Company, for up to two (2) days of assistance. Outside vendors will be available to assist you with issues such as housing, medical care, transportation, shopping, social networking, etc.

F.	Temporary Living
You and your spouse will be provided with an initial 30 days of reasonably priced company-paid temporary accommodations (based on “going market rate” of the local temporary living accommodations), which may be either a hotel or corporate housing, depending on the location and availability. The Relocation Counselor will assist in determining the best option for the host destination. Should delays occur with the shipment of household goods, the expense of rental furniture will be covered by Catalent for up to 60 days.

G.	Language Lessons
Language lessons may be provided for you and your spouse (this benefit is a joint decision between the employee and management). The company may provide a sufficient amount of language training to enable you and your spouse to attain functional proficiency in the host country language.

It is strongly recommended that language training begin before relocating to the host location in an effort to ease the transition. Language lessons may continue in the host location and must begin within the first 12 months of the relocation. With management approval, you and your spouse are eligible for reimbursement of language training expenses, capped at $3,500 or equivalent local currency for both. Immersion training (combined culture and language) may be considered depending upon need and circumstances.
COMPENSATION AND BENEFITS
Based on the temporary nature of an International Assignment, you will remain in your home country compensation and benefits structures.

A.	Base Salary
Base salary, merit increases, legally required country increases, and promotional increases will continue to be based on the current administration guidelines for ELT members.

B.	Incentive Bonuses
Bonuses will be administered and paid in keeping with the current administration guidelines of the MIP Plan.

C.	Benefits
Coverage for you and your spouse will be provided that mirrors your current coverage in the UK. The details of this plan are being finalized and will be provided to you as soon as administratively possible.

D.	Vacations and Holidays
Vacation is designated by home country policy. Public holidays are designated by host country policy.
EXPATRIATE ALLOWANCES

A.	Cost of Living Allowance (COLA)
A COLA will only be provided to an International Assignee who experiences a higher cost for goods and services in the host location. The COLA is intended to help preserve the International Assignee’s home country purchasing power.
Your estimated monthly COLA allowance is 674.75 GBP to start as soon as you are out of temporary housing.
The COLA pay is based on statistical data includes pricing information from the home and host location, and consideration for exchange rate fluctuations, inflationary changes, salary level, and family size. The COLA will be adjusted on a regular basis (twice a year) to reflect changes in these areas and may increase or decrease with each update. The COLA will be effective when the International Assignee has moved into permanent accommodations in the host country.
All taxes related to the COLA will be paid by the company.

B.	Host Country Pay
If it is legally possible, you may receive a portion of your pay in host country currency from the host country payroll (host pay).Based on data from an outside consultant, an amount of host pay will be recommended for goods and services spending in the host location. However, you may decide to receive a different amount to meet your personal needs. Deloitte will be able to provide further detail during your orientation call with them.

C.	Host Country Housing
Catalent reimburses host country housing. The budget range is established by host country management and the guidelines provided by the outside consultant. Housing allowance includes rent and utilities (excluding phone).If you decide on housing that is above the limit set by management, then the additional amount will be your responsibility.
Your host country housing budget is up to $3,750 per month. The monthly amount for utilities is to be determine and will be provided to you as soon as it is obtained.
The company will pay all taxes related to the reimbursement of housing.
Due to many financial, legal and tax complications, Catalent strongly discourages International Assignees from purchasing a home in the host location. Should you decide to purchase a home in the host location, all costs associated with the purchase and sale of the home will be your responsibility, including all taxes.

D.	Home Country Housing Contribution
Should you decide to sell your primary residence, a housing norm will be assessed based on the expected cost of housing and utilities in the home location. You would then contribute a portion of your base salary through payroll withholdings. The housing contribution will be assessed in the event you have been relieved of any home country housing obligations through the sale of your permanent residence. This housing contribution will equal the lower of your previous total housing costs or an outside consultant’s amount based on average housing costs in the home country.

E.	Home Country Residence
If you decide to leave your home vacant during the assignment; no housing contribution will be deducted. With proper management approval, property management fees will be reimbursed. Once approved, you would submit the monthly statement to Cornerstone for reimbursement to you or payment to the management firm.
If you rent your home and lose the tenant, the housing contribution will be suspended.
Prior to the start of the assignment, you must find an acceptable rental management firm to manage your property. The costs for the firm must be approved by the home country administrator before a contract is signed.
With the proper approval, the following will be reimbursed:

•	Real-estate commissions each time the home is rented

•	Ongoing rental/property management fees
OTHER BENEFITS

A.	Spouse/Domestic Partner Career and Transition Assistance
While gainful employment may not be possible as a result of employment and immigration regulations, Catalent recognizes the importance of supporting the assimilation and acclimation process to ease the acculturation process. Your spouse is eligible for career and transition assistance in the new location through a preferred supplier. The assistance includes resume development, interviewing/negotiation skills, development of a job search action plan, career focusing, vocational testing, acclimation resources, and more. If your spouse would like to take advantage of this service, they should contact the relocation services counselor. This benefit is a considered taxable income and will be tax assisted.

B.	Home Leave
You and your spouse are eligible for home leave after 12 months in the host location. Additional home leaves are earned each 12 months on assignment, provided that the assignment is intended to last at least 3 months after home leave is completed.
Home leave may be advanced after 8 months in the host location in order to return for summer vacation or the December holidays. Catalent will allow you to advance your home leave prior to 8 months for the December holidays.
The following guidelines apply:

•	The duration of home leave may last up to your full unused annual vacation entitlement. An additional vacation day will be provided for travel at the beginning and the end of home leave.

•	Round-trip economy airfare will be reimbursed for you and your spouse.

•
Costs of transportation to/from airports, transfer taxes, if applicable, exclusively between the home/host locations, lodging and expenses during transit are reimbursed, including charges on excess baggage up to the weight limits allowed for first class passengers.

•	All expenses incurred at the destination are your responsibility.

•	All allowances continue during home leave.

•	The company will pay no more than the cost of returning to the home country, if you choose to visit another country.

•	Home leave entitlement cannot be transferred between family members and there will be no cash payments in lieu of home leave. Home leave is applicable for you and your spouse.
The timing of your home leave should be agreed by host country management. Approval and reimbursement of home leave expenses should be handled by host country human resources.

C.	Emergency Leave
Emergency situations include, but are not limited to, the serious illness of your spouse or yourself, or the death/serious illness of a dependent child, parent, brother, sister, grandparent, or grandchild residing in the home location and/or threat of a terrorist attack or civil unrest in the host country. Approval for emergency travel due to medical emergency must be obtained from the human resources representative in the host location. For any other kind of emergency, assignees and members of their families should follow the guidelines of the home country embassy.
The following will be reimbursed:

•	Round-trip economy airfare.

•	Costs of lodging and expenses during transit.

D.	Sale of Home Country Automobiles
Assistance is provided for the disposition of one personal automobile if you have a company car prior to the assignment, and up to two personal automobiles if you do not have a company car.
For cars that are owned, Catalent will reimburse you for loss on the sale, capped at $5,000 per vehicle up to two vehicles (yours and your spouse’s). The reimbursement will be the difference between the wholesale price and the retail price, and will be reimbursed with proof of sale and documentation verifying the resale value (i.e. Kelley Blue Book).Catalent will also reimburse lease cancellation fees. The sale information should be submitted to Cornerstone and they will coordinate your reimbursement.

E.	Car Assistance
If you were provided a car or car allowance in your home country then a comparable benefit will be provided at the assignment location. Catalent will also provide a car benefit if this is a common practice in the host location regardless of home country practice.
If your car allowance is not sufficient to cover the cost of a rental until your car arrives or you purchase/lease a vehicle; Catalent will reimburse the difference of the rental car for up to 60 days upon arrival at the host location. Receipts must be submitted to Cornerstone for reimbursement to you.

F.	Repatriation Program
International assignees that successfully completed their assignment are viewed by Catalent as the most experience and knowledgeable cadre of the company. Thus, an assignee with the assistance of the business unit head of human resources will need to discuss and understand how the assignment will be structured into his/her career path.
Therefore, every attempt will be made by the Company to bring you to your home country and provide you with a new position that meets your level of unique experience and knowledge acquired over the course of the international assignment.
Should you leave the organization on an involuntary basis (except for cause) prior to the completion of your assignment Catalent will be responsible for the repatriation of you and your spouse to your home country.

Tax Equalization & Other Services:

A.	Income Tax Assistance
As a result of your long term assignment to the United States you will be subject to US tax return filing requirements. The Company will pay the reasonable and customary cost for the Company’s designated tax advisors for the preparation and filing of the US and UK tax returns for the duration of your assignment.

B.	Tax Equalization
The intent of the tax equalization policy is to establish procedures to ensure that income taxes remain a neutral aspect of the assignment. A hypothetical Home Country tax and social security contribution will be calculated and deducted from your compensation package in accordance with Catalent Pharma Solutions International Assignments Policy and policy guidelines issued by the Company. Catalent Pharma Solutions will bear the cost of actual income taxes due in the Home and/or Host Country on company compensation (including all Assignment -related allowances as appropriate).A tax equalization calculation will be prepared at the end of each fiscal year to determine whether sufficient hypothetical tax has been withheld during the year. Deloitte will reach out to you with details regarding your tax equalization.

C.	Foreign Tax Credits
As mentioned above, it is expected that Catalent Pharma Solutions will generally pay all actual Host Country taxes on your employment income. As such, any foreign tax credits granted under US tax laws which result from Host Country tax payments are for the sole benefit of the Company. ‘Excess’ foreign tax credits which accrue during the assignment period that cannot be fully utilized during the assignment period may be carried forward to future tax years. In such instances, the Company may ask you to participate in the tax equalization program in years after repatriation to utilize some of the excess tax credits and offset some of the assignment related costs incurred by the Company.

Termination of Employment:

a.
If you decide to voluntarily terminate your employment relationship with Catalent prior to the completion of your assignment in the US, Catalent will not be responsible for any cost or expenses associated with the repatriation to your home country.

b.
If the employment relationship is terminated by Catalent, for other than just cause, Catalent will reimburse you for reasonable, actual and supported expenses related to your and your families’ return to the United Kingdom, provided that the relocation takes place and is completed within six (6) months after the completion of the employment relationship.

Repayment Obligations:

a.
In accordance with the International Assignment Policy, if you voluntarily leave the Company within twelve (12) months of your relocation you will be required to repay the company 100% of any and all relocation cost incurred and associated with relocation to the host country. Should you leave the company after one (1) year but less than two (2) years after you are relocated, you will be required to repay 50% of any and all relocation costs incurred associated with relocation with the host country.

b.
Additionally, you acknowledge a report of direct expenses incurred as a result of this relocation will be reported to the appropriate Federal and State tax agencies by the Company and reflected on your earnings statements. You fully understand that you must declare such income for the tax year during which the expenses are incurred.

c.
You further acknowledge that should you fail for any reason, under your control, to begin the assignment on the designated date, be discharged for disciplinary action to include but not limited to unlawful or criminal conduct, falsification of records, physical violence, destruction of company property, improper discrimination, harassment of other employees, including sexual harassment or voluntarily terminate your employment with the Company, it is agreed you will reimburse the Company for any and all expenses, including tax liability paid to you or on your behalf, related to the relocation.

d.
Finally, you authorize the Company to withhold in the maximum amount permitted by law, payment of any and all monies due to you in the nature of wages, vacation pay, commissions, bonus, reimbursable business expenses or any other compensation due to you, to satisfy this obligation. You agree that if the foregoing withholding is insufficient to liquidate this obligation, then the balance shall become immediately due and payable without notice or demand. You also agree that you will be responsible to pay any legal expenses associated with the collection of this debt obligation.

General Provisions:
By agreeing to the terms and conditions of this letter you expressly agree that any differences that may exist between you and Catalent Pharma Solutions, LLC, will be resolved according to the laws of the State of New Jersey.
If any local benefits policy is inconsistent with the terms and conditions of this letter, the terms and conditions of this letter will take precedence.
Sincerely,
William Hopf VP,
Total Rewards

cc:	Personnel File
By signing below you express your understanding and agreement with the terms and conditions detailed above.

Sharon Johnson	Date